Exhibit 99.1

For Immediate Release

For Information Contact:

Kenneth W. Sanders	Larry Wahl
Executive Vice President	Director, Investor Relations & Corp. Comm.
(954) 489-4000, ext. 7900	(954) 489-4000, ext. 7225

SportsLine.com, Inc. Reports Second Quarter Operating Results

* * * * * * *

Revenue Grows 20%, Net Loss Reduced by 25%, EBITDA Improves by 46%

FORT LAUDERDALE, FL (August 3, 2004)–SportsLine.com, Inc. (NASDAQ:SPLN), a leading Internet sports media company and publisher of CBS SportsLine.com (http://cbs.sportsline.com), today announced its operating results for the quarter ended June 30, 2004. SportsLine.com’s revenue grew to $10.6 million for the quarter, a 20% increase compared to the $8.8 million of revenue in the same quarter of 2003. The Company’s net loss was reduced 25% to $10.0 million, or $0.23 per basic and diluted share, compared to $13.3 million, or $0.31 per basic and diluted share, in the second quarter of 2003.

The Company’s EBITDA loss from continuing operations (net loss from continuing operations excluding net interest and other income/expense, depreciation and amortization, equity consideration to Viacom and others and stock compensation expense) was $2.8 million, a 46% improvement compared to $5.1 million in the second quarter of 2003.

“We are pleased with the results this quarter, including solid double-digit growth in both our ad sales and subscription businesses,” said Michael Levy, founder and CEO of SportsLine.com, Inc. “It is very encouraging for the future of this company to experience that kind of growth, especially since the second quarter is traditionally weak due to a lack of major sporting events”

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SportsLine.com, Inc.

Financial Highlights

(in thousands, except per-share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue	$10,585	$8,844	$22,935	$20,854

Loss from operations	$(9,775)	$(12,751)	$(18,438)	$(22,394)

Net loss	$(9,968)	$(13,294)	$(18,403)	$(23,120)

Basic and diluted loss per share before discontinued operations	$(0.23)	$(0.30)	$(0.43)	$(0.57)

Basic and diluted loss per share	$(0.23)	$(0.31)	$(0.43)	$(0.58)

Weighted average shares outstanding	43,264	42,663	42,827	39,935

EBITDA loss	$(2,756)	$(5,071)	$(4,427)	$(6,827)

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Additional Financial Highlights

Revenue

•	Advertising and marketing services revenue from continuing operations increased 16% to $8.7 million in the second quarter of 2004, compared to $7.5 million in the same quarter of 2003.

•	Subscription and premium products revenue for the second quarter 2004 grew by 40% to $1.8 million compared to $1.3 million in the second quarter 2003.

•	Revenue generated through joint sales efforts with CBS represented approximately 8% of the Company’s total advertising sales in the quarter ended June 30, 2004, compared to 3% in the same quarter a year ago.

Operating Expenses

•	Total operating expenses for the quarter ended June 30, 2004 were $16.2 million, a slight improvement from operating expenses of $16.7 million for the same quarter in 2003.

•	As of June 30, 2004, the Company’s total headcount was 248 compared with 267 at the end of June 2003, excluding employees of discontinued operations.

Balance Sheet

•	As of June 30, 2004, the Company’s cash and cash equivalents and marketable securities totaled approximately $27 million, compared to approximately $29 million at the end of December 2003. Please refer to the condensed consolidated balance sheets and consolidated statements of cash flows contained in this press release.

•	Capital expenditures for the quarter ended June 30, 2004 were approximately $1 million, bringing the year to date total to approximately $1.3 million.

Recent Business Highlights

Viacom Update

•	On August 2, 2004 it was jointly announced that SportsLine.com and Viacom had signed a definitive agreement for SportsLine.com to merge with a subsidiary of Viacom. Public shareholders of SportsLine.com will be entitled to receive $1.75 per share in cash on closing of the transaction. Completion of the merger is subject to customary closing conditions, including approval by SportsLine.com shareholders. The merger is expected to be completed by the end of the year. Viacom currently holds approximately 38% of the total outstanding shares of SportsLine.com’s common stock.

Class Action Securities Lawsuit Dismissed

•	On July 21, 2004 the Company announced that the United States District Court for the Southern District of Florida has dismissed with prejudice the consolidated shareholder securities class action lawsuit filed last year against the Company and certain of its officers.

Business Outlook

The following business outlook section, as well as other forward looking statements in this press release, is based on current expectations as of today only. Due to economic and advertising market variables, and changes in consumer acceptance and other variables related to the Company’s subscription products, including the introduction of additional competing subscription products in the marketplace, among other factors, there can be no assurance that the Company will achieve the stated outlook. SportsLine.com makes these statements as of today and undertakes no obligation to update these statements. While it is currently expected that these business outlook statements will not be updated prior to the release of SportsLine.com’s 2004 third quarter earnings announcement, the Company reserves the right to update the outlook for any reason during the quarter, including the occurrence of material events.

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Consistent with previous guidance, the Company expects full year revenue growth for 2004 to be in the 12-18% range, although some quarters may exceed the range and others may be below the range due to seasonal fluctuations. The Company is expecting to reduce its net loss for the full year 2004 by 20-30%. Most of the projected revenue growth and the reduction in net loss are expected to occur in the second half of the year, consistent with prior years’ results.

The Company is also projecting positive EBITDA from continuing operations for the full year 2004, with EBITDA losses in the first half of the year and positive EBITDA during the second half of the year.

About SportsLine.com, Inc.

SportsLine.com (Nasdaq:SPLN) is at the leading edge of media companies providing Internet sports content, community and e-commerce. As the publisher of CBS SportsLine.com and the official Web sites of the NFL, PGA TOUR and NCAA Sports, the Company serves as one of the most comprehensive sports information sources available, providing an unmatched breadth and depth of multimedia sports news, information, entertainment and merchandise.

Note: This press release contains forward-looking statements, which involve risks and uncertainties. SportsLine.com’s actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause or contribute to such differences include, among others, competitive pressures, dependence on advertising revenues, which are difficult to forecast, the growth rate of the Internet, constantly changing technology and market acceptance of the company’s products and services. Investors are also directed to consider the other risks and uncertainties discussed in SportsLine.com’s Securities and Exchange Commission filings, including those discussed under the caption “Risk Factors That May Affect Future Results” in SportsLine.com’s latest Annual Report on Form 10-K. SportsLine.com undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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SportsLine.com, Inc.

Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Advertising and marketing services	$8,746	$7,527	$20,413	$18,795
Subscription and premium products	1,839	1,317	2,522	2,059

Total revenue	10,585	8,844	22,935	20,854
Cost of revenue	4,125	4,889	8,347	8,702

Gross profit	6,460	3,955	14,588	12,152

Operating expenses:
Sales and marketing:
Amortization of equity issued to Viacom for promotion	5,572	5,572	11,143	11,143
Other	4,193	4,858	9,028	10,385
General and administrative	5,672	5,090	11,327	10,451
Depreciation and amortization	798	1,186	1,528	2,567

Total operating expenses	16,235	16,706	33,026	34,546

Loss from operations	(9,775)	(12,751)	(18,438)	(22,394)

Net interest and other income (expense)	(193)	(102)	35	(231)

Loss from continuing operations	(9,968)	(12,853)	(18,403)	(22,625)

Loss from discontinued operations	—	(156)	—	(210)
Loss from sale of discontinued operations	—	(285)	—	(285)

Net loss	$(9,968)	$(13,294)	$(18,403)	$(23,120)

Basic and diluted loss per share before discontinued operations	$(0.23)	$(0.30)	$(0.43)	$(0.57)
Loss per share from sale of discontinued operations	—	(0.01)	—	(0.01)

Basic and diluted loss per share	$(0.23)	$(0.31)	$(0.43)	$(0.58)

Basic and diluted weighted average shares outstanding	43,264	42,663	42,827	39,935

EBITDA loss	$(2,756)	$(5,071)	$(4,427)	$(6,827)

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Supplemental Financial Data (unaudited)

In order to fully assess the Company’s financial operating results, management believes that EBITDA from continuing operations is an appropriate non-GAAP financial measure of evaluating the operating and liquidity performance of the Company, because it reflects the resources available for operating funds and strategic opportunities, including, among others, to invest in the business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. However, EBITDA from continuing operations should be considered in addition to, not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2004	2003	2004	2003
EBITDA loss reconciliation:
Net loss	$(9,968)	$(13,294)	$(18,403)	$(23,120)
Amortization of equity issued to third parties	5,807	5,951	11,614	11,900
Depreciation and amortization	798	1,186	1,528	2,567
Stock compensation expense	414	543	869	1,100
Loss from sale of discontinued operations	—	285	—	285
(Income) loss from discontinued operations	—	156	—	210
Interest and other expense, net	193	102	(35)	231

EBITDA loss	$(2,756)	$(5,071)	$(4,427)	$(6,827)

Supplemental financial data related to gaming information operations, which the Company sold in 2003, is reflected as discontinued operations in the Company’s consolidated statements of operations for the three and six months ended June 30, 2003:

(in thousands)	Three Months Ended June 30, 2003	Six Months Ended June 30, 2003
Advertising and marketing services revenue	$38	$188
Subscription and premium products revenue	382	928
Cost of revenue	(471)	(1,059)
Sales and marketing expense	(52)	(127)
General and administrative expense	(53)	(134)
Depreciation and amortization	—	(7)
Interest income, net	—	1

Loss from discontinued operations	$(156)	$(210)

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SportsLine.com, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net loss	$(18,403)	$(23,120)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,528	2,573
Equity consideration to third parties	11,614	11,900
Stock compensation expense	869	1,115
Other	15	(555)
Changes in assets and liabilities:
Accounts receivable	389	(1,011)
Prepaid expenses and other assets	(365)	(1,287)
Accounts payable	(194)	2,111
Accrued expenses	(4,644)	(94)
Deferred revenue	8,422	2,232

Net cash used in operating activities	(769)	(6,136)

Cash flows from investing activities:
Purchases of available-for-sale securities	(5,430)	(5,237)
Sales of available-for-sale securities	12,274	10,080
Purchases of held-to-maturity securities	—	(3,243)
Maturities of held-to-maturity securities	1,000	7,094
Purchase of property and equipment	(1,322)	(873)
Purchase of license	—	(250)
Proceeds from sale of discontinued operations	—	1,460
Net change in restricted cash	238	97

Net cash provided by investing activities	6,760	9,128

Cash flows from financing activities:
Proceeds from issuance of stock and exercise of employee options	53	78
Repurchase of common stock	—	(521)

Net cash provided by (used in) financing activities	53	(443)

Net increase in cash and cash equivalents	6,044	2,549

Cash and cash equivalents, beginning of period	2,485	17,383

Cash and cash equivalents, end of period	$8,529	$19,932

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SportsLine.com, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2004	December 31, 2003
	(unaudited)	(audited)
Assets:
Cash and cash equivalents	$8,529	$2,485
Short-term marketable securities	10,713	16,943
Receivables, prepaids and other current assets	16,093	15,989

Total current assets	35,335	35,417

Non-current marketable securities	7,365	9,134
Property and equipment, net	5,511	5,563
Deferred advertising and content-CBS	5,714	6,857
Other assets	1,618	2,435
Goodwill	16,194	16,194

	$71,737	$75,600

Liabilities and Shareholders’ Equity:
Current liabilities	$23,983	$19,508
Long-term convertible notes	16,661	16,661
Other long-term liabilities	22,424	15,833
Shareholders’ equity	8,669	23,598

	$71,737	$75,600

Supplemental schedule of cash and marketable securities

	June 30, 2004	December 31, 2003
	(unaudited)	(audited)
Cash and cash equivalents	$8,529	$2,485
Short-term marketable securities	10,713	16,943
Non-current marketable securities	7,365	9,134

	$26,607	$28,562

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